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                                      Exhibit 5
                        OPINION OF PRESTON GATES & ELLIS LLP



                                   March 13, 1998


E.Com International, Inc.
7737 S.W. Cirrus Drive
Beaverton, Oregon  97008

     Re:  Registration Statement on Form SB-2
          -----------------------------------
Ladies and Gentleman:

     In connection with the registration of 2,375,577 shares of common stock, no par value (the "Common Stock"), 1,571,093 warrants to purchase shares of the Common Stock (the "Warrants"), 106.7 Warrants each to purchase units consisting of 1,000 shares of Common Stock and 1,000 Warrants each to purchase one share of Common Stock (the "Unit Warrants") and 1,677,793 shares of Common Stock underlying the Warrants (the "Warrant Shares"), of E.Com International, Inc. (the "Company") with the Securities and Exchange Commission on a Registration Statement on Amendment No. 1 to Form SB-2 on Form S-1 (the "Registration Statement"), relating to the sales, if any, of the Common Stock Unit Warrants and Warrants by the selling security holders, we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that, upon payment for such shares (if any) as may be required by the terms of the Warrants:

The Common Stock, Warrants, Unit Warrants and Warrant Shares being registered are legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              PRESTON GATES & ELLIS LLP

                              By  /s/ Mark R. Beatty
                                      Mark R. Beatty